Exhibit 10.4

AMENDMENT NO. 2
TO
BURLINGTON RESOURCES INC.
INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2001)

     The Burlington Resources Inc. Incentive Compensation Plan (as amended and restated effective as of January 1, 2001) is hereby amended as follows:

     The first sentence of Section 5.4 is amended to read as follows:

“Each calendar year the Company shall establish a ledger or notional account (the ‘Memorandum Account’) for each Participant who has elected to defer payment of his or her Incentive Award for that calendar year pursuant to Section 5.2 for the purpose of reflecting the Company’s obligation to pay the deferred Incentive Award for such calendar year as specified pursuant to Section 5.7; provided, however, that all Memorandum Accounts established for a Participant that are to be paid in the same manner, e.g., a lump sum, 5 annual installments or 10 annual installments, may be combined into a single Memorandum Account.”

     The second sentence of Section 5.5 is amended to read as follows:

“Such interest shall be credited to the Interest Account as of such valuation dates as shall be established by the Plan Administrator.”

     Section 5.5 is amended by adding the following sentence at the end thereof:

“The Plan Administrator shall determine, in its sole discretion, the valuation dates for valuing each Participant’s Account(s).”

     The last sentence of Section 5.6 is amended to read as follows:

“In no event may any reinvestment be made of any portion of a Participant’s Company Stock Account representing Phantom Stock purchased at a discount as described in Section 5.5 prior to the expiration of a period of three years following the date on which the Phantom Stock purchased at a discount was credited to the Participant’s Company Stock Account; provided, however, that this restriction shall not prevent the liquidation of all or any portion of the Participant’s Company Stock Account in order to effect payments to the Participant pursuant to Section 5.7.”

     Section 5.7 is amended to read as follows:

“5.7 Payment of Accounts. Upon a Participant’s Termination or on any Special Deferral payment date, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) an amount in cash equal to the balance then credited to his or her affected Account(s) as follows:

(a)	a lump sum payment; or

(b)	in 5 consecutive substantially equal annual installments; or

(c)	in 10 consecutive substantially equal annual installments;

whichever form of payment has been elected by the Participant. Payment of Accounts shall commence or be made in the month following the month in which the Participant’s Termination or Special Deferral payment date occurs. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”

The date of adoption of this amendment by the Board of Directors of the Company is July 21, 2004.